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                                                                    Exhibit 99.1

PEOPLES HERITAGE FINANCIAL GROUP, INC.                              NEWS RELEASE

                             FOR IMMEDIATE RELEASE
                        FOR FURTHER INFORMATION, CONTACT

                      AT PEOPLES HERITAGE FINANCIAL GROUP:
           BRIAN ARSENAULT, VICE PRESIDENT, CORPORATE COMMUNICATIONS
                                 (207) 761-8517

                              AT CFX CORPORATION:
                     MARK A. GAVIN, CHIEF OPERATING OFFICER
                                 (603) 355-8604


       PEOPLES HERITAGE FINANCIAL GROUP, INC. TO ACQUIRE CFX CORPORATION
                    AND CREATE NEW HAMPSHIRE'S LARGEST BANK

                  STRONG MASSACHUSETTS FRANCHISE ALSO CREATED

         Portland, Maine, October 27, 1997 -- Peoples Heritage Financial Group, Inc. (NASDAQ: PHBK), a multi-bank and financial services holding company headquartered in Portland, Maine, has reached agreement to acquire Keene, New Hampshire based CFX Corporation (AMEX: CFX) and create New England's fourth largest banking company.

         Under terms of the agreement, each share of common stock of CFX will be converted into 0.667 shares of Peoples Heritage common stock. Approximately 16 million shares of Peoples Heritage common stock will be issued in the transaction, which will be a tax-free reorganization and accounted for as a pooling-of-interests. Following the merger, Peoples Heritage will have approximately $9.4 billion of assets, $6.6 billion of deposits and $696.8 million of shareholders' equity, and a pro forma market capitalization of $1.9 billion.

         CFX Corporation's New Hampshire Bank, CFX Bank, including the recently-merged Portsmouth Savings Bank, Concord Savings Bank and Centerpoint Bank, will be merged into Peoples Heritage's New Hampshire Bank, Bank of New Hampshire. The resultant Bank of New Hampshire will be the state's largest bank with $4.4 billion in assets and will have the state's largest deposit market share.

         The Massachusetts banking subsidiaries of CFX Corporation, Orange Savings Bank headquartered in Orange, Massachusetts and The Safety Fund National Bank headquartered in Fitchburg, Massachusetts, will be merged into Peoples Heritage's Massachusetts banking subsidiary, Family Bank.

         Based on a closing share price of Peoples Heritage common stock of $43.13 on October 24, 1997, the transaction would be valued at approximately $703 million and CFX shareholders would receive $28.76 in Peoples Heritage common stock for each share of CFX
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common stock.  This price equates to 2.8 times CFX Corporation's book value at
September 30, 1997 and 18 times its estimated earnings in 1998.

         "We have now created a New England banking and financial services powerhouse," said William J. Ryan, Chairman, President and Chief Executive Officer of Peoples Heritage. "We become the number one bank in New Hampshire, after having recently grown to nearly the number one position in Maine, and our Massachusetts franchise is significantly enhanced."

         "We are extremely pleased to join Peoples Heritage," said Peter J. Baxter, President and Chief Executive Officer of CFX Corporation, who will become Vice Chairman and Chief Operating Officer of Peoples Heritage upon completion of the acquisition. "This is the coming together of two great community banking franchises, both with customer driven styles of doing business. Five CFX directors will join the Peoples Heritage Board."

         The agreement is subject to approval by shareholders of both companies and by regulatory authorities. It is anticipated that the transaction will close by mid-1998.

         As part of the agreement, CFX gave Peoples Heritage an option to purchase 19.9% of its outstanding common stock under certain circumstances and Peoples Heritage gave CFX an option to purchase 10.0% of its outstanding common stock under certain circumstances.

         Peoples Heritage plans an analyst conference call at 11:30 a.m., EDT, today to elaborate on the strategic rationale and financial implications of the acquisition. To participate in the conference call, dial 1-800-289-0493.

         This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Heritage following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or an adverse interest rate environment could develop. Peoples Heritage's current report on Form 8-K filed on or about October 27, 1997 discloses more fully these factors.

         Peoples Heritage Financial Group has $6.5 billion in assets and operates three banking subsidiaries: Peoples Heritage Bank with 74 banking offices in Maine, Bank of New Hampshire with 46 banking offices in New Hampshire and Family Bank with 17 banking offices in Massachusetts and five in southern New Hampshire.

         CFX Corporation has $2.8 billion in assets and operates three banking subsidiaries: CFX Bank in New Hampshire and Orange Savings Bank and The Safety Fund National Bank in Massachusetts with a total of 58 banking offices.





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